Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248752

PROSPECTUS

$50,000,000

Common Stock

We have entered into a sales agreement with Cowen and Company LLC, or Cowen, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through or to Cowen acting as our agent or principal.

Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “KZR.” On September 10, 2020, the last reported sale price of our common stock was $4.66 per share.

Sales of our common stock, if any, under this prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Under the sales agreement, we may also sell shares of common stock to Cowen as principal for its own account, at a price to be agreed upon at the time of sale. If we sell shares to a Cowen as principal, we will enter into a separate terms agreement with Cowen, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

The compensation to Cowen for sales of common stock sold pursuant to the sales agreement will be equal to 3% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen

September 23, 2020.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus relates to part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in our base prospectus included in the shelf registration statement in one or more offerings up to a total aggregate offering price of $200,000,000. The $50,000,000 of common stock that may be offered, issued and sold under this prospectus is included in the $200,000,000 of securities that may be offered, issued and sold by us pursuant to our shelf registration statement. In connection with such offers and when accompanied by the base prospectus included in the registration statement of which this prospectus forms a part, this prospectus will be deemed a prospectus supplement to such base prospectus.

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the terms of this offering of common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the sales agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision.

Unless the context indicates otherwise, references in this prospectus to “Kezar,” “Kezar Life Sciences,” “the Company,” “we,” “us,” “our” and similar references refer to Kezar Life Sciences, Inc. and its wholly owned subsidiaries.

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SUMMARY

This following summary highlights information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page 8 and in the documents incorporated by reference into this prospectus.

Unless the context indicates otherwise, references in this prospectus to “Kezar,” “Kezar Life Sciences,” “the Company,” “we,” “us,” “our” and similar references refer to Kezar Life Sciences, Inc. and its wholly owned subsidiaries.

Company Overview

We are a clinical-stage biotechnology company, discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer. Our lead product candidate, KZR-616, a first-in-class selective immunoproteasome inhibitor, has completed testing in healthy volunteers, and we are now leveraging its broad therapeutic potential in Phase 2 clinical trials in severe autoimmune diseases of high unmet need. We have completed enrollment of the final cohort of patients in the Phase 1b portion of the MISSION trial, a Phase 1b/2 clinical trial in systemic lupus erythematosus, also known as lupus or SLE, and lupus nephritis.

We believe that the immunoproteasome is a validated target for the treatment of a wide variety of autoimmune diseases based on its ability to target cells in both the adaptive and innate immune system as bolstered by compelling published activity seen with non-selective proteasome inhibitors administered to patients with severe autoimmune diseases. Based on results from our Phase 1a studies in healthy volunteers and the preliminary results from the Phase 1b portion of the MISSION trial, KZR-616 has largely avoided adverse effects associated with currently marketed non-selective proteasome inhibitors, as exhibited in clinical studies conducted by third parties, including side effects which we believe could prevent them from being utilized as a chronic treatment in autoimmune disorders. We intend to develop KZR-616 to address chronic, severe and underserved autoimmune diseases.

Additionally, we are advancing our novel research platform targeting the Sec61 translocon and the protein secretion pathway to discover and develop small molecule therapeutics targeting oncology indications. Our first clinical candidate in this program, KZR-261, has demonstrated broad anti-tumor activity in preclinical models of both solid and hematologic malignancies. KZR-261 is undergoing laboratory studies and manufacturing activities in support of an investigational new drug, or IND, application, which we anticipate submitting to the FDA in the first quarter of 2021 for a Phase 1 clinical trial in solid tumors. We believe this discovery platform has the potential to yield oral small molecule candidates to act as cytotoxic anti-cancer agents or to block the secretion of novel targets of interest in immuno-oncology or inflammation and that, if successfully developed and approved, could serve as alternatives to currently marketed biologic therapeutics.

KZR-616: Selective Immunoproteasome Inhibitor

We believe that KZR-616 has potential to be developed for the treatment of multiple autoimmune disease indications. In the last decade, research directed by our Chief Scientific Officer, along with work performed in multiple academic laboratories, has led to over 15 peer-reviewed publications showing that selective immunoproteasome inhibition resulted in a broad anti-inflammatory response, reducing autoimmune disease in animal models of lupus, lupus nephritis, rheumatoid arthritis, inflammatory bowel disease, multiple sclerosis, Type 1 diabetes and other indications. This immunomodulatory response was broadly seen across many cell types of the immune system, including both T cells and B cells, and was demonstrated in a safe and non-immunosuppressive manner. This is distinct from other agents currently used to treat autoimmunity, which typically target a single cytokine or immune cell type or are broadly immunosuppressive.

Autoimmunity and Selective Inhibition of the Immunoproteasome

Autoimmune disease is an immune response directed against the body’s own healthy cells and tissues. Approximately 50 million people in the United States suffer from more than 100 diagnosed autoimmune diseases according to the American Autoimmune Related Diseases Association, Inc. In indications large and small, there remain significant unmet medical needs and indications with no approved drugs beyond broadly prescribed corticosteroids and similar immunosuppressive regimens. These result in increased risk of infection and malignancy and a wide variety of side effects. In diseases such as lupus nephritis, these regimens do not induce high rates of clinically meaningful responses.

Found in all cells of the body, proteasomes regulate intracellular protein degradation and are essential for many cellular processes such as cell division, cell differentiation and cytokine production. There are two main forms of the proteasome: the constitutive proteasome and the immunoproteasome. In most tissues of the body, the constitutive proteasome is the predominant form. In cells of the immune system, the immunoproteasome is the predominant form. While both forms of the proteasome mediate protein degradation, the two forms of the proteasome accomplish this utilizing different active sites. These active sites are responsible for cleaving and degrading proteins. Selective inhibition of the immunoproteasome has the potential to reduce inflammation by targeting dysfunctional immune cells involved in autoimmunity, such as T cells and B cells, without causing widespread immunosuppression.

Our Pipeline

Clinical Development of KZR-616

We are focusing our initial development of KZR-616 in severe orphan autoimmune diseases where limited treatment options exist. We currently have two active Phase 2 trials across three separate autoimmune diseases of high unmet need: the MISSION trial in patients with lupus nephritis; and the PRESIDIO trial in patients with dermatomyositis and polymyositis. Currently, there are no approved treatments for lupus nephritis in the United States or Europe, and there are limited approved treatments for dermatomyositis and polymyositis in the United States and Europe. We estimate the addressable patient population in the United States for lupus, lupus nephritis and dermatomyositis/polymyositis to be 460,000, 100,000 to 200,000 and 70,000, respectively.

Phase 2 Clinical Trials

The Phase 2 portion of MISSION is intended to inform and enable late-stage clinical trials of KZR-616 in lupus nephritis. We recently amended the clinical trial protocol for the Phase 2 portion of the MISSION clinical trial to expedite the advancement of KZR-616 into the next phase of development. This trial is now open for enrollment under the new amendment. The primary endpoint has been changed from safety and tolerability to an efficacy endpoint of renal response measured by 50% or greater reduction in urine protein to creatinine ratio, or UPCR, at six months, which has been observed to be predictive of long-term outcomes in patients with lupus nephritis. Additionally, the inclusion/exclusion criteria have been expanded to include patients with lupus nephritis with histologic Class III or IV +/- Class V being treated with current standard-of-care regardless of background therapy. The clinical trial is expected to enroll 20 patients and is open-label with a single treatment arm evaluating a 60 mg dose (with first dose of 30 mg) of KZR-616 administered subcutaneously once weekly for 24 weeks. A 12-month extension study is also being planned. Interim data are expected in late 2021. Upon the successful completion of the Phase 2 portion of MISSION, we intend to initiate a robust late-stage randomized placebo-controlled trial in patients with active, proliferative lupus nephritis.

The PRESIDIO trial is a Phase 2 randomized, placebo-controlled, double-blind, crossover, multicenter trial to evaluate the safety, tolerability, efficacy, pharmacokinetics, or PK, and pharmacodynamics, or PD, of KZR-616 in patients with active dermatomyositis and polymyositis. During the 32-week treatment period, patients receive either 45 mg of KZR-616 or placebo subcutaneously once weekly for 16 weeks followed by a crossover to the other treatment arm for an additional 16 weeks. A 12-month open-label extension study is being planned and will be available for patients completing the trial. We expect to enroll 24 patients in the trial. We believe that KZR-616 has the potential to be developed into a treatment for patients with dermatomyositis and polymyositis, which is in-part supported by preclinical data in a mouse model of dermatomyositis and polymyositis that demonstrated immunoproteasome inhibition and improved muscle function.

Phase 1 Clinical Trials

We have conducted two Phase 1a studies evaluating KZR-616 in 100 healthy volunteers. Results from these studies, involving administration of two different formulations of KZR-616, demonstrated that KZR-616 was well tolerated in up to 75 mg (the highest tested dose). We believe that these results support development of KZR-616 in autoimmune disorders based on the following observations:

•	consistent and reproducible pharmacology;

•	a distinct safety profile from dual proteasome inhibitors as a class; and

•	an encouraging safety and tolerability profile.

The Phase 1b portion of MISSION is an open-label, dose escalation and dose-finding study in patients with active lupus with or without lupus nephritis who have received at least one standard therapeutic regimen. We are evaluating doses of 45 mg, 60 mg and 75 mg. Patients receive 13 weeks of weekly subcutaneous treatment of KZR-616, followed by 12 weeks of follow-up. Cohorts 2a, 2b and 2c utilized step-up dosing to 60 mg, which was observed to improve overall tolerability. Data generated to date from the Phase 1b portion of the MISSION trial continues to support the advancement of KZR-616 into Phase 2 trials across multiple autoimmune indications.

As of the data cutoff on May 4, 2020, the Phase 1b portion of MISSION has enrolled 39 patients across five of six cohorts. We have recently completed enrollment of the final cohort evaluating a 75 mg dose. Among patients completing treatment, improvements (decrease in score) were observed across seven measures of disease activity in a majority of patients from baseline to week 13, and improvement in disease activity persisted following the end-of-treatment. Additionally, step-up dosing to 60 mg of KZR-616 improved overall tolerability, including the mitigation of early dose effects of nausea and vomiting. Most treatment emergent adverse events, or TEAEs, have been mild or moderate and were found to occur early in treatment and diminish with later doses. The most common TEAEs were transient injection site reactions. There have been no clinically significant laboratory adverse events observed in the Phase 1b portion of the trial. Two SLE patients with biopsy-proven proliferative lupus nephritis were included in the Phase 1b portion of MISSION. Following treatment with KZR-616, both patients showed a greater than 50% reduction in proteinuria as measured by UPCR, as well as reductions in SLEDAI (Systemic Lupus Erythematosus Disease Activity Index) and reductions in anti-dsDNA (double-stranded DNA) antibody levels.

Protein Secretion and the Sec61 Translocon

We are conducting research and discovery efforts targeting protein secretion pathways as potential therapies for oncology and immuno-oncology indications. We believe that targeting this pathway has the potential to inhibit multiple therapeutically relevant targets with a single small molecule.

In mammalian cells, the secretion of proteins such as cytokines and the expression of cell surface transmembrane proteins such as cytokine receptors involve a process called cotranslational translocation. For nearly all secreted and transmembrane proteins (approximately 5,000 to 7,000 proteins), this process occurs via the Sec61 translocon, a highly conserved multi-subunit protein complex found in the membrane of the endoplasmic reticulum of all cells. Inhibition of the Sec61 translocon with small molecules blocks the secretion of some or all proteins, which can result in several physiologic outcomes, including altered cellular function, inhibition of cytokine release and/or cell death. Our scientists have been researching the protein secretion pathway and ways to therapeutically target this key aspect of cellular function for more than five years. We have developed several novel experimental platforms to study small molecule inhibitors of Sec61, which can result in several physiologic outcomes, including altered cellular function, inhibition of cytokine release and/or cell death. We believe this platform has the potential to yield small molecule alternatives to currently marketed biologic therapeutics to act as cytotoxic anti-cancer agents or to block the secretion of novel targets of interest in inflammation or immuno-oncology.

Our preclinical research on the Sec61 transolocon has demonstrated high degrees of potency against a large number of therapeutically relevant oncology and immuno-oncology targets that are Sec61 client proteins, translating into broad anti-tumor activity. Our discovery-stage Sec61 inhibitors have shown to induce anti-tumor activity against multiple hematologic tumor types without inducing cell death in normal cells or significant toxicity in animals. Genomic and proteomic analysis reveal a proteotoxic stress response as a potential biomarker for sensitivity across multiple tumor types, and we have observed synergy with proteasome inhibitors in multiple myeloma models.

KZR-261

KZR-261, a novel, first-in-class protein secretion inhibitor, is the first clinical candidate to be nominated from our research and discovery efforts targeting protein secretion pathways. KZR-261 is a broad-spectrum, anti-tumor agent that acts through direct interaction and inhibition of Sec61 activity. The compound was discovered at Kezar through a medicinal chemistry campaign in which several scaffolds were progressed through our proprietary workflow of protein secretion assays. As a result, we have established a unique and broad library of protein secretion inhibitors around KZR-261 and its analogs. We have observed encouraging data with KZR-261 that exhibit its potential to be a new anti-cancer agent for the treatment of solid and hematologic malignancies. It has been shown to induce simultaneous inhibition of multiple, clinically relevant proteins including oncogenic drivers, angiogenic factors and immune checkpoints. The preclinical data generated with KZR-261 increases our confidence that inhibiting the Sec61 translocon may treat a variety of solid and hematologic tumor types. IND-enabling studies are currently underway, and we expect to file an IND application for the treatment of solid tumors in the first quarter of 2021.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those described under similar headings in the documents incorporated by reference into this prospectus. These risks include:

•	We have a limited operating history, have never generated any revenues from product sales and have incurred significant operating losses since inception.

•	We anticipate that we will continue to incur substantial operating losses for the foreseeable future and may never achieve or maintain profitability.

•	We will require additional capital to finance our operations, which may not be available on acceptable terms, if at all.

•	We may be required to make significant payments in connection with our license of KZR-616 from Onyx Therapeutics, Inc.

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Our future success is dependent on the successful clinical development, regulatory approval and commercialization of KZR-616, KZR-261 and any future product candidates, without which our ability to generate revenue will be adversely affected.

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Because the results of preclinical studies or earlier clinical trials are not necessarily predictive of future results, our product candidates may not have favorable results in planned or future studies or trials or may not receive regulatory approval.

•	KZR-616 is intended to be used with a self-administered dual-chamber system, which may result in additional regulatory and other risks.

•	We may encounter substantial delays in our clinical trials, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

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If we are unable to obtain and maintain patent protection for KZR-616, KZR-261 or any future product candidates, or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

•	We may become subject to litigation that would be harmful to our business.

Corporate Information

We were incorporated under the laws of the State of Delaware on February 19, 2015. Our principal executive offices are located at 4000 Shoreline Court, Suite 300, South San Francisco, California 94080, and our telephone number is (650) 822-5600. In January 2016, we incorporated our wholly owned Australian subsidiary, Kezar Life Sciences Australia Pty Ltd, which is a proprietary company limited by shares. Our corporate website address is www.kezarlifesciences.com. Information contained on, or accessible through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

“Kezar,” the Kezar logo and other trademarks, trade names or service marks of Kezar Life Sciences, Inc. appearing in this prospectus are the property of Kezar Life Sciences, Inc. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies, including:

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being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of: (i) December 31, 2023; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of June 30 of such fiscal year; or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some or all of these available exemptions. We have taken advantage of some reduced reporting requirements in our public filings. Accordingly, the information that we provide stockholders may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting common stock held by nonaffiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Common Stock Offered By Us	Shares of our common stock having an aggregate offering price of up to $50,000,000.

Common Stock to be Outstanding After This Offering

Up to 56,556,411 shares (as more fully described in the notes following this table), assuming sales of 10,729,613 shares of our common stock in this offering at an offering price of $4.66 per share, the last reported sale price of our common stock on Nasdaq on September 10, 2020. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of Offering	“At the market offering” that may be made from time to time through our sales agent, Cowen. See “Plan of Distribution” on page 20.

Use of Proceeds

We currently intend to use the net proceeds from this offering primarily to fund the research and development of our product candidates, acquire or license products or technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions or licenses as of the date of this prospectus, and for working capital and general corporate purposes. See “Use of Proceeds” on page 11 of this prospectus.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page 8 of this prospectus, and under similar headings in other documents incorporated by reference into this prospectus.

Nasdaq Global Select Market symbol	“KZR”

The above discussion and table are based on 45,826,798 shares of our common stock outstanding as of June 30, 2020, and exclude:

•	4,478,042 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2020 at a weighted average exercise price of $6.09 per share;

•	3,793,706 shares of our common stock issuable upon the exercise of pre-funded warrants outstanding as of June 30, 2020, at an exercise price of $0.001 per share;

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1,348,693 shares of our common stock reserved for future issuance under our 2018 Equity Incentive Plan, or the 2018 Plan, as well as any future increases in the number of shares of common stock reserved for issuance under our 2018 Plan; and

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500,141 shares of our common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan, or ESPP, as well as any future increases in the number of shares of common stock reserved for issuance under our ESPP.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below and under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our annual, quarterly and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part. Each of the risk factors could adversely affect our business, results of operations, financial condition and cash flows, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

You may experience dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 10,729,613 shares of our common stock are sold at a price of $4.66 per share, the last reported sale price of our common stock on Nasdaq on September 10, 2020, for aggregate gross proceeds of $50.0 million, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $1.01 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2020 after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and pre-funded warrants would result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Because the sales of the shares offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these shares will vary and these variations may be significant. Purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering primarily to fund the research and development of our product candidates, acquire or license products or technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions or licenses as of the date of this prospectus, and for working capital and general corporate purposes. Pending the use of net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated in this prospectus by reference, contain forward-looking statements. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, as well as any amendments thereto, filed with the SEC.

In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “positioned,” “potential,” “seek,” “should,” “target,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to identify statements about the future, although not all forward-looking statements contain these words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these statements.

Any statements in this prospectus, or incorporated herein by reference, about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. Within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act these forward-looking statements include statements regarding:

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statements regarding the impact of the COVID-19 pandemic and its effects on our operations, research and development, clinical trials and financial position, and its potential effects on the operations of third-party manufacturers, contract research organizations, other service providers, and collaborators with whom we conduct business;

•	our plans to develop and commercialize our product candidates;

•	the initiation, timing, progress and expected results of our current and future clinical trials and our research and development programs;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our ability to successfully acquire or in-license additional product candidates or other technology on reasonable terms;

•	our ability to maintain and establish collaborations or strategic relationships or obtain additional funding;

•	the timing and likelihood of obtaining regulatory approval of our current and future product candidates;

•	our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates;

•	our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources;

•	the implementation of our business model and strategic plans for our business and product candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights and the duration of our patent rights covering our product candidates;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	the scalability and commercial viability of our manufacturing methods and processes;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to compete in the markets for our product candidates;

•	the impact of government laws and regulations;

•	developments relating to our competitors and our industry;

•	the factors that may impact our financial results; and

•	our expected use of proceeds from any offering under this prospectus.

You should refer to the “Risk Factors” section contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Given these risks, uncertainties and other factors, many of which are beyond our control, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate, and you should not place undue reliance on these forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $50.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cowen as a source of financing.

We currently intend to use the net proceeds from this offering primarily for fund the research and development of our product candidates, acquire or license products or technologies that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions or licenses as of the date of this prospectus, and for working capital and general corporate purposes. Pending the use of net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

DILUTION

Our net tangible book value as of June 30, 2020 was $158.3 million, or $3.45 per share. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of June 30, 2020 (excluding the shares of common stock underlying the outstanding pre-funded warrants). Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 10,729,613 shares of our common stock in this offering at an assumed offering price of $4.66 per share, the last reported sale price of our common stock on Nasdaq on September 10, 2020, and after deducting estimated offering commissions and offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been approximately $206.6 million, or $3.65 per share. This represents an immediate increase in net tangible book value of $0.20 per share to existing stockholders and immediate dilution of $1.01 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$4.66
Net tangible book value per share of as June 30, 2020	$3.45
Increase in net tangible book value per share attributable to this offering	$0.20

As adjusted net tangible book value per share as of June 30, 2020, after giving effect to this offering		$3.65

Dilution per share to investors purchasing our common stock in this offering		$1.01

The above discussion and table are based on 45,826,798 shares of our common stock outstanding as of June 30, 2020, and exclude:

•	4,478,042 shares of our common stock issuable upon the exercise of outstanding stock options as of June 30, 2020, at a weighted-average exercise price of $6.09 per share;

•	3,793,706 shares of our common stock issuable upon the exercise of pre-funded warrants outstanding as of June 30, 2020, at an exercise price of $0.001 per share;

•

1,348,693 shares of our common stock reserved for future issuance under our 2018 Plan, as well as any future increases in the number of shares of common stock reserved for issuance under our 2018 Plan; and

•	500,141 shares of our common stock reserved for future issuance under our ESPP, as well as any future increases in the number of shares of common stock reserved for issuance under our ESPP.

The table above assumes for illustrative purposes that an aggregate of 10,729,613 shares of our common stock are sold during the term of the sales agreement with Cowen at a price of $4.66 per share, the last reported sale price of our common stock on Nasdaq on September 10, 2020, for aggregate gross proceeds of $50.0 million. The shares subject to the sales agreement with Cowen are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.66 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the sales agreement with Cowen is sold at that price, would increase our adjusted net tangible book value per share after the offering to $3.84 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $1.82 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.66 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the sales agreement with Cowen is sold at that price, would decrease our adjusted net tangible book value per share after the offering to $3.47 PER SHARE AND WOULD DECREASE THE DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE TO NEW INVESTORS IN THIS OFFERING TO $0.19 PER SHARE, AFTER DEDUCTING COMMISSIONS AND ESTIMATED AGGREGATE OFFERING EXPENSES PAYABLE BY US. THIS INFORMATION IS SUPPLIED FOR ILLUSTRATIVE PURPOSES ONLY.

To the extent that options and warrants outstanding as of June 30, 2020 have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

Under our amended and restated certificate of incorporation we are authorized to issue up to 125,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of June 30, 2020, we had outstanding 45,826,798 shares of common stock.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Dividends

Subject to preferences that may apply to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that our board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the number, rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action, or make the removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

Our board of directors will fix the designations, voting powers, preferences and rights of each series, as well as the qualifications, limitations or restrictions thereof, of the preferred stock of each series that we offer under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•

whether the preferred stock will be convertible into our common stock or other securities of ours, including depositary shares and warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•

whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

The Delaware General Corporation Law, or DGCL, which is the law of the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value, the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be, or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Warrants

As of June 30, 2020, there were pre-funded warrants outstanding to purchase 3,793,706 shares of common stock, or the Pre-Funded Warrants. The Pre-Funded Warrants are exercisable at any time, provided that each Pre-Funded Warrant holder will be prohibited from exercising such Pre-Funded Warrants into shares of common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of common stock then issued and outstanding, which percentage may change at the holders’ election to any other number less than or equal to 19.99% upon 61 days’ advance notice.

Registration Rights

Certain holders of shares of our common stock have the right to demand that we file a registration statement or request that we cover their shares by a registration statement that we otherwise file, as described below.

Demand Registration Rights

The holders of at least a majority of the shares having demand registration rights may, on not more than one occasion, request that we register all or a portion of their shares of common stock for sale under the Securities Act, subject to certain specified exceptions.

Form S-3 Registration Rights

In addition, holders of at least 30% of the shares having demand registration rights may, on no more than two registrations on Form S-3 within any 12-month period, request that we register all or a portion of their common stock for sale under the Securities Act on Form S-3, or any successor form, so long as the aggregate offering price to the public in connection with any such offering is at least $5.0 million, subject to specified conditions and limitations.

Piggyback Registration Rights

If we propose to register any shares of our common stock under the Securities Act either for our own account or for the account of other stockholders, the holders of all shares having “piggyback” registration rights are entitled to notice of the registration and allowed to include all or a portion of their shares of common stock in the registration, subject to specified conditions and limitations.

Other Provisions

In the event that any registration in which the holders of registrable shares participate pursuant to the investors’ rights agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, and the reasonable fees and expenses of a single special counsel for the selling stockholders, related to any demand, piggyback and Form S-3 registration. The investors’ rights agreement contains customary cross-indemnification provisions, pursuant to which we must indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they must indemnify us for material misstatements or omissions in the registration statement attributable to them. The demand, piggyback and Form S-3 registration rights described above will expire, with respect to any particular stockholder, no later than five years after our initial public offering, or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the entity or person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will:

•

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that our board of directors will be classified into three classes of directors;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer or president or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

•

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of the voting power of all of our then-outstanding common stock entitled to vote generally in the election of directors, voting together as a single class.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action or proceeding commenced by any of our stockholders (including any class action) asserting a breach of fiduciary duty owed, or other wrongdoing, by any director, officer, employee or agent to us or our stockholders, (3) any action or proceeding commenced by any of our stockholders (including any class action) asserting a claim against us arising pursuant to the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, (4) any action or proceeding commenced by any of our stockholders (including any class action) to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws, or (5) any action or proceeding commenced by any of our stockholders (including any class action) asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is P.O. Box 505000, Louisville, KY 40233-5000. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

Listing on The Nasdaq Global Select Market

Our common stock is listed on Nasdaq under the symbol “KZR.”

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $50,000,000 of our common stock through or to Cowen as our sales agent or principal. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act.

Cowen will offer our common stock subject to the terms and conditions of the sales agreement on a daily basis or as otherwise agreed upon by us and Cowen. We will designate the maximum amount of common stock to be sold through Cowen on a daily basis or otherwise determine such maximum amount together with Cowen. Subject to the terms and conditions of the sales agreement, Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals 3.0% of the gross sales price of the shares sold through it pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $50,000 of Cowen’s actual outside legal expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $250,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on Nasdaq on each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the second business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the sales agreement, we may also sell shares of common stock to Cowen as principal for its own account, at a price to be agreed upon at the time of sale. If we sell shares to a Cowen as principal, we will enter into a separate terms agreement with Cowen, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

In connection with the sales of our common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on Nasdaq and trades under the symbol “KZR.” The transfer agent of our common stock is Computershare Trust Company, N.A.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Cooley LLP, Palo Alto, California. Latham & Watkins, LLP, Costa Mesa, California, is counsel for Cowen in connection with this offering. As of the date of this prospectus, GC&H Investments, LLC, an entity consisting of current and former partners and associates of Cooley LLP, beneficially holds an aggregate of 9,444 shares of our common stock.

EXPERTS

The consolidated financial statements of Kezar Life Sciences, Inc. as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of FASB Accounting Standards Update 2016-02, Leases (Topic 842).

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other document filed by us with the SEC, at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can also request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Kezar. The address of the SEC website is www.sec.gov.

We maintain a website at www.kezarbio.com. Information contained in or accessible through our website does not constitute a part of this prospectus and will not be deemed to be incorporated by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38542):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 12, 2020;

•

our definitive Proxy Statement on Schedule 14A, filed with the SEC on  April 29, 2020 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 7, 2020 and August 6, 2020, respectively;

•

our Current Reports on Form  8-K filed with the SEC on January  30, 2020, February 3, 2020, April 9,  2020, June 3, 2020, June  8, 2020, June 10, 2020 and June 26, 2020, in each case to the extent the information in such reports is filed and not furnished; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 19, 2018, including any amendments or reports filed for the purposes of updating this description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Kezar Life Sciences, Inc., Attn: Marc Belsky, Secretary, 4000 Shoreline Court, Suite 300, South San Francisco, California 94080; telephone: (650) 822-5600.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

$50,000,000

Common Stock

PROSPECTUS

Cowen

September 23, 2020